Exhibit 10.6

AMENDED AND RESTATED

GRAIN SERVICES AGREEMENT

THIS AMENDED AND RESTATED GRAIN SERVICES AGREEMENT is made and entered into effective as of September 1, 2009 by and between CARGILL, INCORPORATED (“Cargill”) and GOLDEN GROWERS COOPERATIVE, a Minnesota cooperative association (the “Cooperative”).

WHEREAS, Cargill is a licensed grain buyer in various states, including but not limited to Minnesota, North Dakota, and South Dakota; and

WHEREAS, the Cooperative is a member of ProGold Limited Liability Company (the “LLC”); and the LLC owns a corn wet milling facility located in Wahpeton, North Dakota (the “Facility”) which Facility is leased to Cargill pursuant to a Lease Agreement effective as of January 1, 2008 (the “Lease Agreement); and

WHEREAS, the Cooperative will enter into a Uniform Member Agreement and related Annual Delivery Agreement (“Member Agreement”) with each member of the Cooperative (each, a “Member” and collectively, the “Members”) which provides, among other things, for each Member to deliver the amount and quality of corn (such corn shall be consistent with the corn quality standards and quantity requirements set forth in the Amended and Restated Corn Supply Agreement of even date herewith by and between Cargill and the Cooperative) to the Cooperative that is requested by the Cooperative during each calendar year of the Lease Agreement; and

WHEREAS, the Cooperative has completed a reorganization necessitating the amendment and restatement of the original Grain Services Agreement dated January 1, 2008 (the “2008 Grain Services Agreement”), as further provided herein.

WHEREAS, the Cooperative desires to engage Cargill to act as the Cooperative’s agent for (i) coordinating the delivery of and payment for corn to be directly delivered by certain Members under the Member Agreements to the Facility, or any alternative delivery point as Cargill, on behalf of the Cooperative, and the Members may agree, and (ii) purchasing corn for the account of the Cooperative on behalf of those Members who elect to fulfill their delivery obligation to the Cooperative by appointing the Cooperative as their agent to deliver said corn.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      MANAGEMENT OF DIRECT METHOD A CORN TO COOPERATIVE.

Cargill shall perform or supervise the performance of the following services as agent for the Cooperative in connection with all corn to be directly delivered by the Members to the Facility, or any alternative delivery point mutually agreed on by Cargill and a Member, for the account of the Cooperative pursuant to the Member Agreements (such corn hereinafter referred to as “Method A Corn” and such Members hereinafter referred to as “Method A Members”):

(a)                                  Notification.  The Cooperative shall annually notify Cargill of the volume of Method A Corn to be delivered by each Method A Member.  Such notice shall be given by December 20 of each year during the term hereof.  Thereafter, Cargill shall confirm the amount of Method A Corn that each Method A Member is obligated to deliver by sending such Method A Member a Member statement in a form mutually acceptable to Cooperative and Cargill (the “Member Statement”).  Cargill shall also notify each Method A Member of the quality specifications, allowances, deductions and premiums that are applicable to the Method A Corn.

(b)                                 Scheduling and Delivery.  Cargill will schedule and establish reasonable logistical requirements for delivery of the Method A Corn to the Facility consistent with the following:

(i)                                     Inspection, Acceptance, and Grading of Corn.  Cargill shall cause all Method A Corn to be inspected and graded according to the quality specifications, allowances, premiums, and discounts which Cargill has established.  The Cooperative acknowledges and agrees that Cargill will collect all inspection, checkoff and other fees applicable to the Method A Corn.  All nonconforming Method A Corn is subject to rejection or discount.  Upon acceptance of Method A Corn, Cargill shall issue a scale ticket to the Method A Member in receipt of such Method A Corn.  The scale ticket shall reference the Method A Member’s Cooperative ID# and may reference other information relevant to the Method A Member’s sale and delivery obligation to the Cooperative under the Member Agreement.

(ii)                                  Overfills.  All corn delivered by a Method A Member to Cargill and the Facility shall first be applied to fulfill the Method A Corn delivery commitment as set forth on the Member Statement.  Any deliveries of corn by a Method A Member in excess of the amount established in the Member Statement shall be handled as a direct sale of corn to Cargill (an “Overfill”). Overfills that are not subject to an existing grain sale contract between the Member and Cargill shall be priced at the then current closing delivered cash corn price established by Cargill at the Facility on the day of unload or with respect to any alternative delivery point mutually agreed to by the Member and Cargill.  If a Method A Member has an unfilled corn sale contract with Cargill, covering the same shipment period, any Overfill will be applied to said contract.

(iii)                               Underfills.  If the full amount of Method A Corn due for delivery as set forth in the notification from the Cooperative to Cargill is not delivered by Method A Members during the annual delivery period, the shortfall shall be referred to as the “Underfill.” The quantity of the Underfill will be purchased and delivered by Cargill on behalf of the Cooperative; provided, however, such purchased corn shall not be credited to the Method A Member’s account to which the Underfill is attributable.

(iv)                              Member Contract Shortfalls.  In the event a Method A Member fails to deliver corn as provided in an underlying corn pricing contract with Cargill, then Cargill shall invoice such Method A Member for the Equity Due (as defined below) with respect to such failure to deliver.  The Cooperative will reimburse Cargill for any Equity Due that has not been paid by the underfilling Method A Members as of December 31 of any Annual Delivery Period.

The “Equity Due” shall be the amount by which the underlying contracted corn price is less than the price of buying the replacement corn as of the date the delivery was due.  Cargill agrees that it will use reasonable efforts to minimize the Equity Due amounts from the respective Method A Members.

(v)                                 Bookkeeping.  On a weekly basis, or at such intervals as may otherwise be agreed between Cargill and Cooperative, Cargill shall provide the Cooperative with date, quantity, weight, grade, and quality information for all Method A Corn delivered during the prior week.  Cargill shall apply deliveries of all Method A Corn first to the sale and delivery obligation of the Method A Members to the Cooperative.  Cargill shall perform the bookkeeping services in connection with the Cooperative’s payment to the Method A Members for the Method A Corn under the direction and pursuant to the payment policies of the Cooperative.  Cargill shall prepare checks or drafts of the Cooperative drawn upon the Cooperative’s bank funds in connection with the payment by the Cooperative to each Method A Member for the Method A Corn.  The Cooperative will cause the checks or drafts to be signed by such person or persons who are authorized signatories on the Cooperative’s bank account.  The checks or drafts shall be in the amount as directed by the Cooperative, less all applicable inspection and checkoff fees, unit retains, other premiums and charges determined by the Cooperative and other fees determined by Cargill to be applicable to corn delivered to Cargill hereunder.

(c)                                  Security Interests.  On or before the completion of each scheduled delivery of Method A Corn by a Method A Member, Cargill shall search, by name of the Method A Member, (as the Method A Member’s name and address appear on the records provided to Cargill by the Cooperative) the central filing system master list distributed by the Method A Member’s state of residence that is current for such scheduled delivery period, except when a Method A Member is directly delivering corn and has notified Cargill before commencement of delivery that the state where such corn was produced is different than the Method A Member’s state of residence.  In such case, Cargill shall search by name of the Method A Member, the central filing system master list distributed by said state of production and the master list distributed by the state of residence of such Method A Member.  All checks or drafts for Method A Corn prepared by Cargill under paragraph l(b)(v) shall be made payable jointly to the Method A Member and any party (1) whose name appears as having a security interest against such Method A Corn on the master lists which Cargill has searched pursuant to the preceding sentence or (2) who has provided Cargill with a direct notice of a security interest in such Method A Corn that complies with 7 U.S.C. § 1631(e)(1)(A). Notwithstanding the foregoing, provided that Cargill has performed the search of the applicable central filing system as of the payment date in accordance with this Agreement and accepted industry practice, and issued joint payments accordingly, then any liability or damages relating to the presence of a security interest against Method A Corn shall be for Cooperative’s account and Cooperative shall defend and indemnify Cargill in connection therewith.

2.                                      MANAGEMENT OF METHOD B CORN DELIVERIES.

Cargill shall perform or supervise the performance of the following services as agent for the Cooperative in connection with all corn to be delivered by Members who have appointed the Cooperative as their agent to deliver corn under the Member Agreements (such corn hereinafter referred to as “Method B Corn” and such Members hereinafter referred to as “Method B Members”):

(a)                                  Notification and Appointment of Agent.  The Cooperative shall annually notify Cargill of the volume of Method B Corn to be delivered by the Cooperative on behalf of its Method B Members.  Such notice shall be given by December 20 of each year during the term hereof.  The Cooperative hereby appoints Cargill as its agent to procure the Method B Corn on terms Cargill deems to be in the mutual best interest of the parties.  Cargill hereby accepts such appointment and agrees to act as the Cooperative’s agent to procure the Method B Corn as provided herein.

(b)                                 Method B Corn Purchases.  Cargill will procure the Method B Corn at such time, in such quantities, and at such price as it deems appropriate and in the best interest of Cargill and the Cooperative.  The cost incurred by Cargill in acquiring the Method B Corn shall be offset against Cargill’s obligation to pay the Cooperative upon delivery of Method B Corn, such that no payment shall be due from either party to the other with respect to such Method B Corn.

(c)                                  No Overfills/Underfills.  Cargill will manage the annual volume of Method B Corn to be delivered by the Cooperative such that there are no Overfills or Underfills.  Any corn acquired by Cargill in excess of the volume of Method B Corn specified by the Cooperative in its annual notice to Cargill shall be for the account of Cargill.

3.                                      PAYMENT FOR SERVICES.

(a)                                  Services Fee.  In consideration of the services to be provided hereunder by Cargill, the Cooperative agrees to pay Cargill an annual fee of $92,000 (the “Services Fee”).  The Services Fee shall be paid by the Cooperative in quarterly installments of $23,000, with the first such quarterly payment due on or before January 1, 2010, and thereafter on or before the first day of each subsequent calendar quarter.

(b)                                 Purchased Corn Fee.  The Cooperative agrees to pay Cargill a fee of $0.10 per bushel for the remaining Underfill bushels to be purchased by Cargill on the Cooperative’s behalf as of December 31 of each Annual Delivery Period (the “Purchased Corn Fee”).  The Cooperative will pay the Purchased Corn Fee, together with any remaining Equity Due as provided in Section 1(b)(iv), by wire transfer to Cargill.  This wire transfer will occur on the next Tuesday following the close of the Annual Delivery Period, which shall be defined for purposes hereof as each January 1 through December 31 period during the term hereof.  The maximum amount of the transfer shall be $500,000.00 per day.  To the extent additional amounts are owing a wire transfer shall be made from Cooperative to Cargill every other business day thereafter up to a maximum amount of $500,000.00 per day, until obligations owing hereunder are paid in full.

4.                                      BOOKS AND RECORDS.

Cargill shall maintain adequate accounting records which in reasonable detail fairly reflect the receipts and disbursements received and made by Cargill on behalf of the Cooperative under this Agreement.  Cargill shall also maintain a system of internal controls sufficient to provide reasonable assurances that the services are provided in accordance with the terms of this Agreement.  All books and accounts maintained by Cargill applicable to the performance of its obligations under this Agreement shall be available for inspection by the Cooperative’s independent auditors and other representatives on a quarterly basis or as otherwise agreed by the Cooperative and Cargill.  All such books and records are Cargill’s proprietary and confidential information.  Cooperative agrees that it shall keep all such information strictly confidential and that it shall limit access to such information to only those of its employees with a need to know.  Cooperative further agrees to bind its independent auditors to the same standard of confidentiality.

5.                                      STANDARD OF CARE.

In performing the services hereunder, Cargill and its employees shall perform their duties in a manner reasonably believed by them to be in the best interest of the Cooperative and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

6.                                      MANAGEMENT POLICY.

Notwithstanding the services provided hereunder, the property, funds, affairs, and business of the Cooperative shall continue to be managed by the officers and the Board of Directors of the Cooperative.

7.                                      INDEPENDENT CONTRACTOR STATUS.

Cargill and its employees shall be deemed to be independent contractors with full control over the manner and method of performance under this Agreement, but subject to Section 6 of this Agreement.  During the term of this Agreement, any of the employees of Cargill which are rendering services on behalf of the Cooperative hereunder, shall remain employees of Cargill and shall continue to be paid by Cargill and to enjoy the benefits to which they are entitled as employees of Cargill unless otherwise provided in any separate agreement covering the services of such employee.

8.                                      SEPARATE ENTITIES.

The Cooperative and Cargill are separate entities, and nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of any party to this Agreement for any rights, privileges, duties or liabilities of any other party to this Agreement, except to the extent otherwise provided in this Agreement or in any other agreement among the parties to this Agreement.

9.                                      TERM AND TERMINATION.

(a)                                  Term.  The initial term of this Agreement shall commence on the date  hereof and shall continue through December 31, 2017 (the “Initial Term”), subject to the termination provision below.  At the end of the Initial Term, this Agreement shall terminate without further notice, unless the term of the Lease Agreement is renewed or extended, in which case the term of this Agreement shall be renewed or extended for the same period of time.

(b)                                 Termination.  If the term of the Lease Agreement is terminated for any reason during the Initial Term of this Agreement or any renewal term thereof this Agreement shall automatically terminate without notice.  The Cooperative may terminate this Agreement for any reason upon 90 days written notice to Cargill.

10.                               MISCELLANEOUS.

Neither party may assign or transfer all or any part of their rights or obligations under the Agreement without the prior written consent of the other.  The Agreement shall be governed by the internal laws of the State of North Dakota, without regard to its choice of law provisions.  The Agreement may only be modified or amended by an instrument in writing duly executed and delivered by all parties.  The terms and conditions set forth above constitute the complete and exclusive statement of the Agreement between the parties relating to the subject matter hereof, superseding all previous agreements, negotiations and understandings; including, but not limited to the 2008 Grain Services Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers or representatives of each of the parties hereto, as of the date set forth above.

CARGILL, INCORPORATED

/s/ Richard A Geurts
By	Richard A Geurts
	Its	Assistant Vice President

GOLDEN GROWERS COOPERATIVE

/s/ Mark Dillon
By	Mark Dillon
	Its	Executive Vice President